Exhibit 23.4

CONSENT OF INDEPENDENT PETROLEUM ENGINEERS AND GEOLOGISTS

We hereby consent to the inclusion in or incorporation by reference into this Amendment No. 2 to Registration Statement on Form S-4 of Sailfish Energy Holdings Corporation, of our report, dated January 12, 2018, on Stone Energy Corporation’s estimated quantities of proved oil and gas reserves and present values thereof as of December 31, 2017. We also hereby consent to all references to our firm or such report included in such Amendment No. 2 to Registration Statement.

NETHERLAND, SEWELL & ASSOCIATES, INC.

By:	/s/ Danny D. Simmons
Danny D. Simmons, P.E.
President and Chief Operating Officer

Houston, Texas

March 14, 2018

Please be advised that the digital document you are viewing is provided by Netherland, Sewell & Associates, Inc. (NSAI) as a convenience to our clients. The digital document is intended to be substantively the same as the original signed document maintained by NSAI. The digital document is subject to the parameters, limitations, and conditions stated in the original document. In the event of any differences between the digital document and the original document, the original document shall control and supersede the digital document.